Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Full Year 2016 Results

Q4 2016 Revenue Increased 29% with Gross Margin of 84%

Full Year 2016 Revenue Increased 28% with Gross Margin of 83%

MENLO PARK, Calif.—February 28, 2017 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the fourth quarter and year ended December 31, 2016.

•	Fourth quarter 2016 revenue was $24.2 million, a 29% increase over the fourth quarter 2015. Full year 2016 revenue was $78.7 million, a 28% increase over the full year 2015.

•	Fourth quarter 2016 gross margin was 84% compared to 80% in the fourth quarter 2015. Full year 2016 gross margin was 83% compared to 80% in 2015.

“We are pleased to have delivered another strong year in 2016 both in terms of commercial success and pipeline progress, highlighted by positive results in two pivotal randomized clinical trials,” said Lisa Earnhardt, president and CEO of Intersect ENT. “We look forward to continuing to deliver innovative solutions to the ENT community in 2017 by expansion of PROPEL® use, bolstered by the frontal indication and the upcoming PROPEL® Contour launch, combined with pursuit of FDA approval of the RESOLVE product. Our long-term goal remains the treatment of chronic sinusitis patients across the continuum of care.”

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter of 2016 increased 29% to $24.2 million from $18.8 million for the same period of 2015. This increase in revenue is primarily attributable to continuing expansion of the adoption of PROPEL and PROPEL® Mini, including for the newly expanded indication for PROPEL Mini.

Gross profit for the fourth quarter rose to $20.3 million, or 84% gross margin, as compared to $15.1 million, or 80% gross margin, from the prior year. The increase in gross profit was due primarily to a higher average selling price, higher production volumes over which to spread manufacturing costs and increased production efficiency.

R&D expenses increased by 25% to $5.6 million for the fourth quarter of 2016 from $4.4 million for the same period of 2015. This increase was primarily due to R&D product manufacturing expenses for the PROPEL Contour product partially offset by a decrease in clinical trial activities. SG&A expenses increased by 20% to $19.8 million for the fourth quarter of 2016 from $16.5 million for the same period of 2015. This increase resulted primarily from an increase in sales force headcount.

Net loss for the fourth quarter of 2016 was $4.8 million compared to $5.7 million for the same period of 2015. Fourth quarter 2016 basic and diluted net loss per share was $0.17 per share compared to $0.20 per share for the same period of 2015.

2016 Financial Results

Revenue for the year ended December 31, 2016 increased 28% to $78.7 million from $61.6 million for the same period of 2015. This increase in revenue is primarily attributable to continuing expansion of the adoption of PROPEL and PROPEL Mini, including for the newly expanded indication for PROPEL Mini.

Gross profit for the year rose to $65.7 million, or 83% gross margin, as compared to $49.3 million, or 80% gross margin, from the prior year. The increase in gross profit was due primarily to a higher average selling price, higher production volumes over which to spread manufacturing costs, and increased production efficiency.

R&D expenses increased 14%, to $18.9 million for 2016 from $16.6 million for 2015. The increase in R&D expenses was primarily due to increases in headcount. SG&A expenses increased 22%, to $72.9 million for 2016 from $59.6 million for 2015. This increase resulted primarily from an increase in sales force headcount.

Net loss for the full year 2016 was $25.2 million compared to a net loss of $26.6 million for the full year 2015. Full year 2016 basic and diluted net loss per share was $0.89 per share compared to $1.02 for the full year 2015.

Cash, cash equivalents and short-term investments totaled $103.9 million as of December 31, 2016.

2017 Outlook

The company continues to expect 2017 revenue of $87-$89 million and first quarter revenue of $19.0-$19.5 million. The company expects full year 2017 gross margin of approximately 83%-84% and operating expenses of approximately $96-$98 million.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s 2016 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10100495.

A replay of the conference call may be accessed that same day after 8:00 p.m.

ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10100495. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL® family of dissolvable steroid releasing sinus implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost effective care.

Intersect ENT: Delivering Innovation. Where It’s Needed.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com.

RESOLVE has not been approved by the FDA and is available for investigational use only.

Intersect ENT® and PROPEL® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, financial outlook, and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2017 revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105:

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$24,231	$18,791	$78,708	$61,593
Cost of sales	3,888	3,715	13,003	12,288

Gross profit	20,343	15,076	65,705	49,305
Gross margin	84%	80%	83%	80%
Operating expenses:
Selling, general and administrative	19,833	16,480	72,926	59,637
Research and development	5,570	4,445	18,890	16,608

Total operating expenses	25,403	20,925	91,816	76,245

Loss from operations	(5,060)	(5,849)	(26,111)	(26,940)
Interest and other income (expense), net	244	104	889	306

Net loss	$(4,816)	$(5,745)	$(25,222)	$(26,634)

Net loss per share, basic and diluted	$(0.17)	$(0.20)	$(0.89)	$(1.02)

Weighted average common shares used to compute net loss per share, basic and diluted	28,610	28,084	28,420	26,159

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$103,945	$124,300
Accounts receivable, net	14,421	11,468
Inventory	5,613	3,949
Prepaid expenses and other current assets	1,313	1,495

Total current assets	125,292	141,212
Property and equipment, net	4,127	3,183
Other non-current assets	358	240

Total assets	$129,777	$144,635

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,267	$1,908
Accrued compensation	10,152	9,588
Other current liabilities	945	1,574

Total current liabilities	14,364	13,070
Deferred rent	1,016	1,334

Total liabilities	15,380	14,404
Total stockholders’ equity	114,397	130,231

Total liabilities and stockholders’ equity	$129,777	$144,635